Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

Warren Resources, Inc.:

We consent to the incorporation by reference in the Registration Statement of Warren Resources, Inc. on Form S-3 (File No. 333-186625) and on Form S-8 (File No. 333-169447) of our report dated June 25, 2014, with respect to the balance sheets of TLK Partners LLC as of December 31, 2013 and 2012, and the related statements of operations and members’ deficit, and cash flows for the years then ended and the related notes to the financial statements, which report appears as Exhibit 99.4 to the Current Report on Form 8-K of the Company dated as of August 12, 2014.

/s/ Hogan Taylor LLP

Oklahoma City, Oklahoma
August 12, 2014